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                                                                   EXHIBIT 94.1


                             STOCK OPTION AGREEMENT

          THIS STOCK OPTION AGREEMENT, (hereinafter "Agreement") is entered into as of the effective date hereinafter provided, by and between SUPERIOR INDUSTRIES INTERNATIONAL, INC., a California corporation (the "Company"), and V. BOND EVANS, an individual ("Optionee"), and is based upon the following facts and circumstances:

          (1) The Company is hereby granting to Mr. V. Bond Evans a stock option to purchase a total of 5,000 shares of the Company's Common Stock (the "Option"). This award was approved by the Compensation Committee of the Board of Directors of the Company, and affirmed by the entire Board, with Mr. Evans abstaining from both the approval and affirmation.

          (2) In granting the Option to Optionee, Company recognizes that Optionee is a valuable and trusted Director of the Company, and that the Company considers it desirable and in its best interests that Optionee be given an inducement to acquire a further proprietary interest in the Company, and an added incentive to advance the pecuniary interest of the Company by possessing an option to purchase the aforesaid common shares of stock in accordance with this Agreement.

          NOW, THEREFORE, in consideration of the premises heretofore stated, it is agreed by and between the parties as follows:

          1. Grant of Option

             The Company hereby grants to Optionee the rights, privilege, and option to purchase 5,000 shares of its common stock at the purchase price of $20.000 per share, in the manner and subject to the conditions hereinafter provided.

          2. Time of Exercise of Option

             No shares under this agreement shall become exercisable prior to October 25, 1996.

          3. Method of Exercise

             The option herein granted shall be exercised by written notice to the Company's Secretary, Daniel Levine, at the Company's principal place of business, accompanied by cash, or cash equivalent, in payment of the option price for the number of shares specified in such written notice. The Company shall make immediate delivery of such shares to Optionee, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such written notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. Upon the exercise of this Option, the Company shall have the right to require the Optionee or his successor to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such exercise.



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          4. Termination of Option

             Except as herein otherwise stated, the option herein granted to the extent not theretofore exercised shall terminate on the first to occur of the following dates:

             (a) The expiration of one month after the date on which Optionee ceases to serve as a Director with the Company, unless (i) such termination is by reasons of death or (ii) the Optionee dies during such one month period;

             (b) In the event of Optionee's death while in the service of the Company or during the one month period referred to in (a) above, his executors or administrators may exercise, within one (1) year following the date of such death, the option as to any of the shares subject thereto which have not previously been exercised by Optionee during his lifetime; or

             (c) October 25, 2006 being the expiration of ten (10) years from the date of grant of this option.

          5. Representation of Optionee

             In the event Optionee exercises his right to purchase any or all of the shares subject to the Option pursuant to written notice as provided in Paragraph 3 thereof, such written notice shall provide the further written representation and warranty of Optionee that, if Optionee exercises the Option in whole or in a part at a time when there is not in effect under the Securities Act of 1933 a registration statement relating to the shares issuable upon exercise of the Option (and available for delivery a prospectus meeting the requirements of Section 10(a)(3) of said Act), Optionee will acquire such shares upon such exercise for the purpose of investment and not with a view toward their resale or distribution, and that upon such exercise, Optionee will furnish to Company a written statement to such effect, satisfactory to the Company in form and substance. Any person or persons entitled to exercise such option under the provisions hereof shall, upon each exercise of the Option at such time, furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.

          6. Reclassification, Consolidation or Merger

             If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split-up, reclassification, distribution of a dividend payable in stock or the like, the number of shares subject to the incentive stock option, and the option price per share, shall be proportionately adjusted. If the Company is reorganized, consolidated or merged with another Corporation, Optionee shall be entitled to receive options covering shares of such reorganized consolidated or merged corporation in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the option immediately after the reorganization, consolidation or merger over the aggregate option price of such shares and the new option or assumption of the old option shall



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not give Optionee additional benefits which Optionee did not maintain under the old option, or deprive Optionee of benefits which he maintained under such old option.

          7. Rights Prior to Exercise of Option

             This option is nontransferable by Optionee, except in the event of Optionee's death as provided in Paragraph 4(b) as hereinabove stated and, during Optionee's lifetime, is exercisable only by Optionee. Optionee shall have no rights as a stockholder with respect to the option shares until payment of the option price in full and delivery to Optionee of such shares as herein provided. No adjustment shall be made with respect to such shares for which the record date is prior to the date such shares are issued to Optionee.

          8. Binding Effect

             This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          9. Captions

             The captions and headings used in this Agreement are provided for convenience purposes only and shall not limit, define or interpret the provisions of same.

          10. Counterparts and Several Execution

              This Agreement may be executed in counterparts, which counterparts, taken together and regardless of the date of execution of same, shall constitute but one agreement, as if originally so drawn. For this purpose, the date executed by the Company shall be deemed to be the effective date of this Agreement.








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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date executed by the Company hereinbelow.



                                     "COMPANY"

                                     SUPERIOR INDUSTTRIES INTERNATIONAL, INC.

Date:   October 25, 1996             /s/  R. JEFFREY ORNSTEIN
                                     _________________________________________
                                     By:  R. Jeffrey Ornstein
                                     Its: Vice President & CFO


                                     "OPTIONEE"

Date:       October 25, 1996         By  /s/ V. BOND EVANS
                                     _______________________________________
                                     V. Bond Evans








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